November 19	Extra Space Storage Q3 FY 2004 Earnings Result	Page 1

Exhibit 99.2

Extra Space Storage Announces Third Quarter 2004 Results

SALT LAKE CITY, Utah, November 19, 2004 – Extra Space Storage Inc. (the “Company”) (NYSE: EXR) today announced results for the third quarter and the nine months ended September 30, 2004. These are the operating results of Extra Space Storage LLC, the Company’s predecessor (the “Predecessor”) for the period January 1, 2004 through August 16, 2004 and of the Company for the period August 17, 2004 through September 30, 2004. All numbers are in thousands except for per share and property information, or where otherwise noted.

Highlights

•	Completed Initial Public Offering (IPO) and listed shares on the New York Stock Exchange.

•	Completed all formation transactions as outlined in the prospectus including the acquisition of Storage Spot properties for approximately $147 million. These acquisitions add an additional 29 properties to the portfolio.

•	Declared and paid dividend of $0.1113 per share for the third quarter.

•	Continued solid store performance with year-on-year increases in revenues on a same-store comparison.

Kenneth Woolley, chairman and chief executive officer, said, “The third quarter marked a milestone achievement for Extra Space Storage as we completed our IPO and the corresponding formation transactions and became a public company. We look forward to sharing more complete and comparable information with investors over future quarters.”

These are the first results produced by the Company itself since its IPO on August 17, 2004. The reported results and statements of operations are a combination of operating results of the Predecessor prior to the consummation of the Company’s IPO and various formation transactions, and the results of the Company from August 17 to September 30, 2004. The balance sheet provided is for the Company as of September 30, 2004 and the Predecessor as of December 31, 2003.

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November 19	Extra Space Storage Q3 FY 2004 Earnings Result	Page 2

The results for the three and nine months ended September 30, 2004 include the operations of 142 properties, 124 of which were consolidated and 18 of which were in joint ventures historically accounted for using the equity method, compared to the results for the three and nine months ended September 30, 2003, which included the operations of 94 properties, 57 of which were consolidated and 37 of which were in joint ventures historically accounted for using the equity method. Results for the periods ending September 30, 2004 include the results of six properties in which the Company does not own any interest. These six properties were consolidated as a result of guarantees and/or puts for which the Company was liable. Five of the six properties were deconsolidated on August 16, 2004 upon the release of all guarantees and puts. The Company continues to consolidate one property until a loan guarantee is released. It is anticipated that this guarantee will be released in the fourth quarter 2004. Results for both periods also include equity in earnings of real estate joint ventures, third-party management fees, acquisition fees and development fees. In addition, our results reflect the inclusion of $2,723 related defeasance of loans and $500 related to our IPO.

Operating Results for the Three and Nine Months Ending September 30, 2004 (All numbers are in thousands except per share and property information)

Revenues for the third quarter of 2004 were $18,168 compared to $9,134 for the third quarter of 2003. Contributing to the increase in revenues for the third quarter was the acquisition of 31 stabilized properties during the period, as were continued occupancy gains from the Company’s and the Predecessor’s lease-up properties and increased rental revenues from existing customers.

Revenues for the nine months ended September 30, 2004 were $43,023 compared to $26,683 for the nine months ended September 30, 2003, an increase of 61.2%. The increase in revenues for the nine months was primarily due to the acquisition of 62 stabilized properties during the period as well as continued occupancy gains in lease-up properties and rental increases from existing customers.

The net loss for the third quarter of 2004 was $5,077 compared to a net loss for the same period in 2003 of $3,812. The increase in net loss for the three months was primarily due to

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November 19	Extra Space Storage Q3 FY 2004 Earnings Result	Page 3

additional amortization expense related to customer relationship intangibles on the 62 properties that were purchased in 2004 and defeasance costs of $2,723.

The net loss was $18,145 compared to a net loss of $9,803 for the nine months of 2003. The increase in net loss for the nine months was due primarily to additional interest and additional depreciation expenses related to customer relationship intangibles on the 62 properties that were purchased in 2004.

Same-Store Results (All numbers are in thousands except per share and property information)

Our same-store stabilized portfolio consists of only those properties owned by the Predecessor or the Company at the beginning and at the end of the applicable periods presented and that had achieved stabilization as of the first day of such period. Same-store stabilized revenues for the September 30, 2004 quarter reflecting a portfolio of 31 wholly-owned properties, increased 2.9% compared to the same period in 2003 and 3.3% for the first nine months compared to the same period last year. The increase over those nine months was due to a modest increase in occupancy and rental rates from existing customers and our ability to control discounting. These results provide information relating to property-level operating changes without the effects of acquisitions or completed developments. Consequently, the results shown should not be used as a basis for future same-store performance.

	Three Months Ended September 30,		Percent Change	Nine Months Ended September 30,		Percent Change
	2004	2003		2004	2003
Same-store rental revenues	$5,762	$5,601	2.87%	$16,829	$16,290	3.31%
Same-store operating expenses	1,892	1,784	6.00%	5,433	5,407	0.47%
Non same-store rental revenues	11,774	2,820	317.53%	23,718	7,761	205.61%
Non same-store operating expenses	4,954	1,871	164.79%	11,703	5,528	111.74%
Total rental revenues	17,536	8,421	108.24%	40,547	24,051	68.59%
Total operating expenses	6,846	3,655	87.28%	17,136	10,935	56.71%
Number of properties included in same-store	31	31		31	31

Non-same store results from properties not part of the owned portfolio of the Company and the Predecessor at the start and end of both periods reflects both increases in occupancy for properties in lease-up and the addition of 62 properties to the portfolio in the previous nine months.

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November 19	Extra Space Storage Q3 FY 2004 Earnings Result	Page 4

“We are pleased with the continued solid performance of our properties on a same-store basis in what we believe remains a challenging but modestly improving environment for the self-storage industry”, said Mr. Woolley. “We look forward to executing upon our business plan of maximizing our properties financial performance and strategically growing through acquisition and development.”

Completion of Initial Public Offering

On August 17, 2004, the Company completed its IPO through the sale of 20,200,000 shares of the Company’s common stock at $12.50 per share. The offering raised $252.5 million before deducting underwriting discounts and expenses. On September 1, 2004, the Company’s underwriters exercised their right to purchase an additional 3,030,000 shares at $12.50 per share, which provided additional gross proceeds of $37.9 million.

Completion of Formation Transactions

Since the commencement of the IPO, the Company has completed each of the formation transactions outlined in the prospectus dated August 11, 2004.

As part of our the formation transactions, the Company concluded the acquisition of 26 properties from Storage Spot for a purchase price of approximately $147 million. The purchase comprises 26 self-storage properties in six states representing approximately 1,750,000 square feet. The portfolio is high quality and relatively new, with an average property age of approximately five years. Portfolio occupancy was 89.6% as of September 30, 2004. The Company retained a majority of the management team from Storage Spot, including three regional managers. This has helped the integration of the properties into the Company system.

In addition to the Storage Spot properties, proceeds from the offering were also used to acquire three self-storage properties, in Arizona, California, and New York for approximately $21 million.

“With these acquisitions completed, the Company now owns 136 properties in 20 states representing 84,000 units, nine million square feet and 70,000 tenants. We feel that we can

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November 19	Extra Space Storage Q3 FY 2004 Earnings Result	Page 5

continue to grow through acquisition due to the volume of potential deals our acquisition team is currently pursuing,” said Mr. Woolley.

Initial Dividend Declared

On September 3, 2004, the Company announced its initial third quarter common stock dividend of $0.1113 per share. The dividend was paid on September 30, 2004 to shareholders of record as of September 15, 2004. The initial dividend payment was prorated from the IPO closing date of August 17, 2004 through September 30, 2004 and was calculated based on an assumed full quarterly dividend of $0.2275 per share which, based on our IPO share price of $12.50 per share, represents a 7.3% yield.

Financial Flexibility

Following the IPO, as part of the formation transactions, the Company entered into a $100 million credit facility and as of September 15, 2004 had a total of approximately $454 million of debt, producing a debt to total market capitalization ratio of approximately 50%. At September 30, 2004, the total fixed rate debt to total debt is approximately 76%. The weighted average interest rate of the total of fixed and variable rate debt is approximately 4.71%.

Subsequent to the end of the quarter, the Company completed a reverse interest rate swap with U.S. Bank National Association relating to the Company’s existing $61.8 million loan with Wachovia Bank, N.A.

Kent Christensen, senior vice president and chief financial officer noted, “We feel that our financing structure, with a mix of both fixed and variable rate debt, positions us well, and gives us a good level of flexibility to execute on deals.”

Outlook

Extra Space Storage, as a whole, continues to see improvement in its operations when compared to 2003. Top performing markets were California and Florida. Revenue growth was obtained through increased rents to existing customers and the Company’s ability to retain occupancy while reducing discounts to new customers, the progress made in its lease-up portfolio, and revenues from the enlarged portfolio following the formation

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November 19	Extra Space Storage Q3 FY 2004 Earnings Result	Page 6

transactions. In general, the Company continues to see an ability to grow revenues above levels achieved in 2003.

The following table sets forth additional information regarding the occupancy of our stabilized properties by state as of September 30, 2004 and December 31, 2003.

Stabilized Property Data Based on Location

	Company	Proforma	Company	Proforma	Company	Proforma
Location	Number of Units as of September 30, 2004 (1)	Number of Units as of December 31, 2003	Net Rentable Square Feet as of September 30, 2004 (2)	Net Rentable Square Feet as of December 31, 2003	Square Foot Occupancy Rate % as of September 30, 2004	Square Foot Occupancy Rate % as of December 31, 2003
Wholly-Owned Properties
Arizona	480	480	57,630	57,630	94.7	84.1
California	11,177	11,175	1,166,870	1,166,967	89.3	88.1
Colorado	1,805	1,801	232,330	231,608	85.2	82.8
Florida	9,397	9,394	942,596	941,656	93.1	87.7
Georgia	2,687	2,688	357,188	357,228	86.2	83.1
Louisiana	1,411	1,411	147,900	147,900	88.0	90.1
Massachusetts	9,661	9,538	1,054,900	1,033,585	82.3	78.8
Missouri	811	808	97,817	97,517	92.4	89.8
Nevada	463	460	57,100	56,500	92.0	90.1
New Hampshire	623	623	72,600	72,600	89.4	91.6
New Jersey	8,181	8,172	806,688	805,048	88.9	85.8
New York	1,270	1,270	59,100	58,526	86.1	87.5
Pennsylvania	2,122	2,122	249,424	246,551	85.4	86.3
South Carolina	2,088	2,090	246,969	246,969	91.7	88.7
Texas	4,289	4,287	463,293	463,143	84.3	85.2
Virginia	551	551	62,215	73,310	96.6	78.6
Utah	551	551	72,750	72,750	80.7	79.5

Total Wholly Owned Properties	57,567	57,421	6,147,370	6,129,488	87.9	84.8

Properties Held in Joint Ventures
California	3,850	3,851	400,064	400,363	90.4	87.3
New Hampshire	801	801	83,675	83,675	94.1	87.1
New Jersey	1,726	1,737	166,820	166,845	86.8	81.3
New York	1,522	1,515	137,819	136,919	92.2	83.7

Total Properties Held in Joint Ventures	7,899	7,904	788,378	787,802	90.3	85.4

Total Stabilized Properties	65,466	65,325	6,935,748	6,917,290	88.2	84.9

(1) Represents unit count as of September 30, 2004 which may differ from December 31, 2003 unit total due to unit conversions or expansions.

(2) Represents net rentable square feet as of September 30, 2004 which may differ from December 31, 2003 net rentable square feet due to unit conversions or expansions.

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The following table sets forth additional information regarding the occupancy of our lease-up properties by state as of September 30, 2004 and December 31, 2003.

Lease-up Property Data Based on Location

	Company	Proforma	Company	Proforma	Company	Proforma
Location	Number of Units as of September 30, 2004 (1)	Number of Units as of December 31, 2003	Net Rentable Square Feet as of September 30, 2004 (2)	Net Rentable Square Feet as of December 31, 2003	Square Foot Occupancy Rate % as of September 30, 2004	Square Foot Occupancy Rate % as of December 31, 2003
Wholly-Owned Properties
California	2,318	2,319	267,597	267,622	71.4	51.2
Connecticut	1,373	1,377	123,765	124,540	58.6	51.0
Illinois	1,133	1,140	144,515	145,315	62.7	40.1
Massachusetts	3,507	3,511	375,005	377,505	52.8	39.0
Maryland	923	925	138,230	144,980	79.8	82.2
New Jersey	2,584	2,584	201,148	201,223	67.9	42.2
New York	2,524	2,522	198,230	207,821	77.2	62.1
Pennsylvania	1,472	1,473	174,709	186,154	85.9	82.7

Total Wholly Owned Properties	15,834	15,851	1,623,199	1,655,160	67.9	53.3

Properties Held in Joint Ventures
California	1,410	1,412	150,920	150,415	90.1	67.6
New Jersey	664	664	58,650	58,650	92.4	71.0
New York	656	657	60,020	60,070	88.6	74.4
Pennsylvania	916	916	73,125	73,125	78.2	73.9

Total Properties Held in Joint Ventures	3,646	3,649	342,715	342,260	87.7	70.7

Total Lease-up Properties	19,480	19,500	1,965,914	1,997,420	71.4	56.5

(1) Represents unit count as of September 30, 2004 which may differ from December 31, 2003 unit total due to unit conversions or expansions.

(2) Represents net rentable square feet as of September 30, 2004 which may differ from December 31, 2003 net rentable square feet due to unit conversions or expansions.

Kenneth Woolley, chairman and chief executive officer, said, “We are pleased with the performance of our stores, especially with the increases in revenue. In our same-store portfolio our occupancy was up slightly, which means that some of our revenue growth is being generated from existing tenants and increased rates from new customers. Our development and acquisition pipeline is robust, and we expect to meet our short-term development and acquisition goals.”

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The following table sets forth additional information regarding unaudited proforma income and funds from operation (FFO) for the nine months ending September 30, 2004. This table includes all acquisition properties as if they were purchased January 1, 2004. All numbers are in thousands except for share and per share amount.

	Historic	Proforma	Proforma	Proforma
	Nine Months Ending 9/30/2004	Property Acquisitions	Other Adjustments	Nine Months Ending 9/30/2004
	(1)	(2)	(3)
Revenues
Property Rental Revenues	$40,547	$19,838	$—	$60,385
Management Fees	1,329			1,329
Acquisition Fees and Development Fees	649			649
Other Income	498			498

Total Revenues	43,023	19,838	—	62,861

Expenses
Property Operating Expenses	17,136	7,405		24,541
Unrecovered Development/Acquisition Costs and Support Payments	683			683
General & Administrative Expense	9,148			9,148
Depreciation and Amortization	10,823		5,719	16,542

Total Expenses	37,790	7,405	5,719	50,914

Income Loss before interest expense Minority Interests, equity in earnings of real estate ventures and gain on sale of real estate assets	5,233	12,433	(5,719)	11,947
Interest expense	(22,742)		7,083	(15,659)
Loss on debt extinguishments	(2,723)	—	2,723	—
Minority interest—Fidelity preferred return	(3,136)		3,136	—
Minority interest—Operating Partnership	213			213
Loss allocated to other minority interests	2,164		(2,164)	—
Equity in Earnings of real estate ventures	1,097		(244)	853
Gain on sale of real estate assets	1,749			1,749

Net income (loss)	$(18,145)	$12,433	$4,815	$(897)

Adjustment for FFO Calculation:
Add:
Real Estate Depreciation				14,801
Amortization of Intangibles				1,591
JV Real Estate Depreciation				334
Less:
Gain on Sale of Real Estate assets				(1,749)
Minority Interest-Operating Partnership				(213)

FFO(4)				13,867

Shares outstanding as of September 30, 2004				33,900,000

FFO Per Share				$0.4091

(1)	Represents historical income statement as reported in Form 10Q dated September 30, 2004

(2)	Represents revenues and operating expenses for the 62 property that were acquired in 2004.

(3)	Represents other adjustments necessary to properly report proforma results as follow:
Depreciation and amortization - represents depreciation and amortization for the 62 acquisition properties adjusted for purchase price.
Interest - represents adjustment necessary to properly report interest based on debt outstanding at September 30, 2004 and eliminate defeasance costs incurred.
Minority interest - removes all minority interests based on ownership at September 30, 2004.
Equity in earnings - eliminates earnings recognized in the historical results on venture interests acquired by the Company in 2004.

(4)	As defined by the National Association of Real Estate Investment Trusts, or NAREIT, funds from operations, or FFO, represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operation performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

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The following table sets forth additional information regarding unaudited proforma income and funds from operation (FFO) for the three months ending September 30, 2004. This table includes all acquisition properties as if they were purchased January 1, 2004. All numbers are in thousands except for share and per share amount.

	Historic	Proforma	Proforma	Proforma
	Three Months Ending 9/30/2004	Property Acquisitions	Other Adjustments	Three Months Ending 9/30/2004
	(1)	(2)	(3)
Revenues
Property Rental Revenues	$17,536	$3,111	$—	$20,647
Management Fees	353			353
Acquisition Fees and Development Fees	250			250
Other Income	29			29

Total Revenues	18,168	3,111	—	21,279

Expenses
Property Operating Expenses	6,846	1,224		8,070
Unrecovered Development/Acquisition Costs and Support Payments	—			—
General & Administrative Expense	2,905			2,905
Depreciation and Amortization	5,057		1,107	6,164

Total Expenses	14,808	1,224	1,107	17,139

Income Loss before interest expense Minority Interests, equity in earnings of real estate ventures and gain on sale of real estate assets	3,360	1,887	(1,107)	4,140
Interest expense	(9,741)		4,521	(5,220)
Loss on debt extinguishment	(951)	—	951	—
Minority interest—Fidelity preferred return	(916)		916	—
Minority interest—Operating Partnership	213			213
Loss allocated to other minority interests	634		(634)	—
Equity in Earnings of real estate ventures	404		(118)	286
Gain on sale of real estate assets	1,920			1,920

Net income (loss)	$(5,077)	$1,887	$4,529	$1,339

Adjustment for FFO Calculation:
Add:
Real Estate Depreciation				5,577
Amortization of Intangibles				530
JV Real Estate Depreciation				111
Less:
Gain on Sale of Real Estate assets				(1,920)
Minority Interest-Operating Partnership				(213)

FFO(4)				5,424

Shares outstanding as of September 30, 2004				33,900,000

FFO Per Share				$0.1600

(1)	Represents historical income statement as reported in Form 10Q dated September 30, 2004

(2)	Represents revenues and operating expenses for the 62 property that were acquired in 2004.

(3)	Represents other adjustments necessary to properly report proforma results as follow:
Depreciation and amortization - represents depreciation and amortization for the 62 acquisition properties adjusted for purchase price.
Interest - represents adjustment necessary to properly report interest based on debt outstanding at September 30, 2004 and eliminate defeasance costs incurred.
Minority interest - removes all minority interests based on ownership at September 30, 2004.
Equity in earnings - eliminates earnings recognized in the historical results on venture interests acquired by the Company in 2004.

(4)	As defined by the National Association of Real Estate Investment Trusts, or NAREIT, funds from operations, or FFO, represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operation performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

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The following table sets forth additional rent per square foot information regarding proforma property revenues. This table includes all properties acquired in 2004.

Proforma Annualized Total Revenue Per NRSF
Stabilized Properties	$11.86
Lease Up Properties	$8.75

Proforma Annualized Total Revenue Per Occupied Sq Ft
Stabilized Properties	$13.46
Lease Up Properties	$11.08

Forward Looking Statements:

When used in this discussion and elsewhere in this news release, the words “believes,” “anticipates,” “projects”, “should”, “estimates”, “expects” and similar expressions are intended to identify forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and in Section 21F of the Securities and Exchange Act of 1934, as amended. Actual results may differ materially due to uncertainties including:

•	changes in economic conditions in the markets in which we operate

•	competition from new self-storage facilities or other storage alternatives causing rent to decline and occupancy rates to drop, or causing delays in rent up of newly developed properties

•	the delay in building or reduction of size of new developments due to zoning and permitting requirements outside of our control

•	increased competition for desirable sites

•	construction delays due to weather, unforeseen site conditions, labor shortages, personnel turnover, scheduling problems with contractors, subcontractors or suppliers

•	increases in the cost of labor, taxes, marketing and other operating and construction expenses

•	changes in tax laws impacting the taxability of operating and construction expenses

•	changes in tax laws impacting the taxability of future income

•	increases in interest rates increasing the cost of refinancing long term debt

•	impairment of alternatives for funding our business plan due to economic uncertainty in light of the impact of war or terrorism

•	legislation or changes in regulations or interpretations regarding certain accounting standards applied to our operations and certain of our existing financial and joint venture structures.

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November 19	Extra Space Storage Q3 FY 2004 Earnings Result	Page 11

Forward-looking statements are based on estimates as of the date of this report. We disclaim any obligation to publicly release the results of any revisions to these forward-looking statements reflecting new estimates, events or circumstances after the date of this report.

Conference Call

Extra Space Storage Inc. will host a conference call at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) on Monday, November 22, 2004 to discuss third quarter FY 2004 results. This conference call will be broadcast live over the Internet and can be accessed by all interested parties at the Company’s website at www.extraspace.com (then click on “Investor Info” tab.) To listen to the live call, please go to this website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on the website for 90 days.

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About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a real estate investment trust that owns and operates 136 self-storage properties in 20 states. The Company’s properties comprise more than 84,000 units, 9 million square feet rented by over 70,000 tenants. Additional Extra Space Storage information is available at www.extraspace.com.

###

For Information:
James Overturf	William Coffin
Extra Space Storage, Inc.	CCG Investor Relations
(801) 365-4501	(818) 789-0100

- Financial Tables Follow -

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November 19	Extra Space Storage Q3 FY 2004 Earnings Result	Page 13

Extra Space Storage Inc.

Condensed Consolidated Statements of Operations (Unaudited ) (in thousands,

except per share data)

	Company	Predecessor	Company	Predecessor
	Three-Month Period Ended September 30,	Three-Month Period Ended September 30,	Nine-Month Period Ended September 30,	Nine-Month Period Ended September 30,
	2004	2003	2004	2003
Revenues:
Property rental revenues	$17,536	$8,421	$40,547	$24,051
Management fees	353	489	1,329	1,522
Acquisition fees and development fees	250	40	649	556
Other income	29	184	498	554

Total Revenues	18,168	9,134	43,023	26,683

Expenses:
Property operating expenses	6,846	3,655	17,136	10,935
Unrecovered development/acquisition costs and support payments	—	822	683	1,507
General and administrative expense	2,905	1,912	9,148	5,869
Depreciation and amortization	5,057	1,688	10,823	4,586

Total Expenses	14,808	8,077	37,790	22,897

Income before interest expense, minority interests, equity in earnings of real estate ventures and gain on sale of real estate assets	3,360	1,057	5,233	3,786

Interest expense	(9,741)	(4,703)	(22,742)	(13,476)
Loss on debt extinguishments	(951)	—	(2,723)	—
Minority interest—Fidelity preferred return	(916)	(1,038)	(3,136)	(3,070)
Minority interest—Operating Partnership	213	—	213	—

Loss allocated to other minority interests	634	454	2,164	996
Equity in earnings of real estate ventures	404	418	1,097	1,289
Gain on sale of real estate assets	1,920	—	1,749	672

Net loss	$(5,077)	$(3,812)	$(18,145)	$(9,803)

Return earned on Class B, C and E units	(1,465)	(1,354)	(5,758)	(4,074)
Loss on early redemption of Fidelity minority interest	(1,478)	—	(1,478)	—

Net loss attributable to common shareholders	$(8,020)	$(5,166)	$(25,381)	$(13,877)

Basic loss per share (1)	$(.53)	$(1.15)	$(2.59)	$(3.09)

Diluted loss per share (1)	$(.53)	$(1.15)	$(2.59)	$(3.09)

Weighted average basic shares outstanding	15,241,832	4,491,902	9,806,532	4,491,902
Weighted average diluted shares outstanding	15,241,832	4,491,902	9,806,532	4,491,902

(1)	The basic and diluted loss per share does not include the potential effects of the CCSs and CCUs as such securitites would not have participated in earnings for any of the periods presented. These securities will not participate in distributions until they are converted, which cannot occur prior to March 31, 2006.

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November 19	Extra Space Storage Q3 FY 2004 Earnings Result	Page 14

Extra Space Storage Inc.

Condensed Consolidated Balance Sheets (Unaudited ) (in thousands, except per share data)

	Company	Predecessor
	As of September 30, 2004	As of December 31, 2003
Assets:
Real estate assets:
Net operating real estate assets	$670,775	$274,434
Real estate under development	8,949	79,940

Net real estate assets	679,724	354,374

Investments in real estate ventures	5,383	8,438
Cash	32,006	11,746
Restricted cash	5,754	1,558
Receivables from related parties	714	2,066
Other assets, net	14,019	5,569

Total assets	$737,600	$383,751

Liabilities, Minority Interests, Redeemable Units and Members' and Shareholders' Equity (Deficit):
Liabilities:
Borrowings	$454,023	$273,808
Accounts payable	2,949	2,318
Payables to related parties	—	24,824
Putable preferred interests in consolidated joint ventures, net	—	33,434
Other liabilities	7,628	5,276

Total liabilities	464,600	339,660

Commitments and contingencies (Note 16)

Redeemable minority interest—Fidelity	—	17,966

Minority interest in Operating Partnership	21,984	—

Other minority interests	—	4,424

Redeemable Class C Units	—	11,208

Redeemable Class E Units	—	14,900

Members' and shareholders' equity (deficit):
Class A Units	—	5,226
Class B Units	—	48,274
Note receivable from Centershift	—	(4,493)
Preferred Shares, 50,000,000 shares authorized at $0.01 per share, none issued and outstanding at September 30, 2004 and December 31, 2003	—	—
Common Shares, 200,000,000 shares authorized at $0.01 per share, 31,169,950 issued and outstanding at September 30, 2004	312	—
Capital contributed in excess of par value	347,882
Accumulated deficit	(97,178)	(53,414)

Total members’ and shareholders’ equity (deficit)	251,016	(4,407)

Total liabilities, minority interests, redeemable units and members’ and shareholders’ equity (deficit)	$737,600	$383,751

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November 19	Extra Space Storage Q3 FY 2004 Earnings Result	Page 15

Extra Space Storage Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited ) (in thousands,

except per share data)

	Company	Predecessor
	Nine-Month Period Ended September 30,	Nine-Month Period Ended September 30,
	2004	2003
Cash flows from operating activities:
Net loss	$(18,145)	$(9,803)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Minority interest—Fidelity preferred return	3,136	3,070
Loss allocated to minority interests	(2,377)	(996)
Depreciation and amortization	10,823	4,586
Amortization of discount on putable preferred interests in consolidated joint ventures	1,043	865
Member units granted to employees	1,205	—
Gain on sale of real estate assets	(1,749)	(672)
Distributions from real estate ventures in excess of earnings (earnings in excess of distributions)	217	(10)
Accrued interest on advances to Centershift	—	(175)
Increase (decrease) in cash due to changes in:
Receivables from related parties	(2,934)	846
Payables to related parties	(4,876)	(995)
Other assets	1,381	665
Accounts payable	1,615	(967)
Other liabilities	(4,539)	(1,509)

Net cash provided by (used in) operating activities	(15,200)	(5,095)

Cash flows from investing activities:
Acquisition of real estate assets	(218,194)	—
Development and construction of real estate assets	(22,046)	(50,399)
Proceeds from sale of real estate assets	7,896	6,186
Investments in real estate ventures	(82)	(1,077)
Payments from (advances to) Centershift and Extra Space Development	3,562	(500)
Purchase of equipment	(1,375)	(627)
Increase (decrease) in cash resulting from de-consolidation of real estate assets	449	—
Change in restricted cash	(6,322)	(853)

Net cash used in investing activities	(236,112)	(47,270)

Cash flows from financing activities:
Proceeds from borrowings	376,343	87,828
Payments on borrowings	(305,931)	(54,135)
Deferred financing costs	(8,794)	(156)
Payments on other liabilities	(16)	(106)
Net advances from (payments to) related parties and putable preferred interests in consolidated joint ventures	(29,590)	10,184
Member units issued in exchange for cash	19,691	5,775
Return paid on member units	(7,180)	(1,436)
Redemption of units	(19,130)	(556)
Minority interest investments	8,086	1,950
Minority interest distributions	(30)	(527)
Distributions to Operating Partnership unit holders	(304)	—
Proceeds from issuance of common shares, net	264,475
Dividends paid on common stock	(3,468)
Redemption of Fidelity minority interest	(15,558)	—
Preferred return paid to Fidelity	(7,022)	(1,950)

Net cash provided by financing activities	271,572	46,871

Net decrease in cash	20,260	(5,494)
Cash, beginning of period	11,746	6,461

Cash, end of period	$32,006	$967